Exhibit 10.5

SECOND AMENDMENT TO THE
NISOURCE CORPORATE INCENTIVE PLAN

(EFFECTIVE JANUARY 1, 2004)

     WHEREAS, NiSource Inc. (the “Company”) maintains the NiSource Corporate Incentive Plan, effective January 1, 2004 and as further amended (the “Plan”); and

     WHEREAS, the Company desires to amend the Plan to increase the period of suspension that causes an employee to be a “Limited Participant” as defined in the Plan.

     NOW, THEREFORE, The first sentence of the second paragraph of Paragraph 3 is amended, effective January 1, 2005, to read as follows:

“Notwithstanding the previous paragraph, an employee described above shall be a “Limited Participant” if he or she has received a suspension without pay of five or more consecutive days during the Plan year.”

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on its behalf, by its officer duly authorized, this 2nd day of May, 2005.

NISOURCE INC.
By:	/s/ S. LaNette Zimmerman